EXHIBIT 15.1

September 25, 2020

To the Board of Directors and Shareholders of

PacifiCorp

Portland, Oregon

We are aware that our reports dated May 1, 2020 and August 7, 2020, on our review of interim financial information of PacifiCorp appearing in PacifiCorp’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, respectively, are incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon